UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 16, 2013

WPX Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-35322	45-1836028
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Williams Center Tulsa, Oklahoma	74172-0172
(Address of principal executive offices)	(Zip Code)

(855) 979-2012

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.13e-4(c))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 16, 2013, the Board of Directors (the “Board”) of WPX Energy, Inc. (the “Company”) elected Kelt Kindick as a member of the Board, effective immediately. Mr. Kindick was also appointed to serve as a member of the Audit Committee of the Board. A copy of the press release announcing his election is attached hereto as Exhibit 99.1.

As a member of the Board who is not employed by the Company or one of its subsidiaries (a “non-employee director”), the Company will pay Mr. Kindick an annual cash retainer of $75,000 in four quarterly installments.

Pursuant to the Company’s 2011 Incentive Plan, Mr. Kindick will also receive an annual equity retainer of $185,000 to be paid in the form of restricted stock, which will vest after one year and will be subject to a requirement that 50% of the vested stock, net of taxes, be retained by him until he has achieved the minimum ownership guidelines applicable to the Company’s directors. For his service between his appointment and the May 22, 2013 annual meeting of stockholders, Mr. Kindick will receive an additional prorated grant with a value equal to $61,667.

The Company will reimburse Mr. Kindick for expenses (including costs of travel, food, and lodging) incurred in attending Board, committee, and stockholder meetings, as well as reasonable expenses associated with other business activities, including participation in director education programs.

As a non-employee director, Mr. Kindick will be eligible to participate in a matching gift program for eligible charitable organizations. The maximum gift total for a participant in the matching gift program will be $10,000 in any calendar year.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is filed with this Form 8-K:

Exhibit No.	Description
99.1	Press Release dated January 17, 2013.

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WPX Energy, Inc.

Date: January 17, 2013	By:	/s/ Stephen E. Brilz

	Name:	Stephen E. Brilz
	Title:	Vice President and Secretary

Exhibit No.	Description

Exhibit 99.1	Press release dated January 17, 2013.